Exhibit 2.1

Execution version

Scheme Implementation Agreement

Mayne Pharma Limited
ACN 097 064 330

Mayne Pharma

Hospira Holdings (S.A.) Pty Ltd
ACN 121 147 019

Bidder

Hospira, Inc.

Guarantor

Table of contents

1.	Definitions and interpretations		1

	1.1	Definitions	1
	1.2	Interpretation	6
	1.3	Best and reasonable endeavours	7
	1.4	Business Day	7

2.	Obligations in relation to Scheme		7

	2.1	Mayne Pharma to propose Scheme	7
	2.2	Scheme Consideration	7

3.	Conditions precedent		7

	3.1	Conditions	7
	3.2	General obligations in relation to Conditions	9
	3.3	Obligations in relation to Foreign Investment Condition	9
	3.4	Obligations in relation to Regulatory Conditions	9
	3.5	Notice in relation to satisfaction of Conditions	10
	3.6	Benefit and waiver of Conditions	11
	3.7	Failure of Conditions	11

4.	Implementation of Scheme		11

	4.1	Mayne Pharma’s obligations	11
	4.2	Bidder’s obligations	12
	4.3	Reconstitution of Mayne Pharma Board	13
	4.4	Mayne Pharma Options	13

5.	Conduct of business and requests for access		13

	5.1	Conduct of business	13
	5.2	Requests for access	14
	5.3	Aguadilla	14

6.	Recommendation, intentions and announcements		14

	6.1	Mayne Pharma Board recommendation	14
	6.2	Mayne Pharma Director intentions	14
	6.3	Change of recommendation or intentions	14
	6.4	Announcements	15

7.	Lock-up arrangements		15

	7.1	No shop	15
	7.2	No talk and no due diligence	15
	7.3	No commitments	15
	7.4	Competing Proposals	15
	7.5	Break Fee	16
	7.6	Compliance with law	16

8.	Liability of directors and employees		16

	8.1	Liability of directors and employees	16
	8.2	Directors’ and officers’ insurance	17
	8.3	Bidder’s obligations in relation to Directors’ and officers’ insurance	17

9.	Representations, warranties and indemnities		17

	9.1	Bidder representations and warranties	17
	9.2	Bidder indemnity	18
	9.3	Mayne Pharma representations and warranties	18
	9.4	Mayne Pharma indemnity	18
	9.5	Notifications	19
	9.6	Status of representations and warranties	19
	9.7	Status and enforcement of indemnities	19

10.	Termination		19

	10.1	Termination by Bidder	19
	10.2	Termination by Mayne Pharma	19
	10.3	Effect of termination	20

11.	Confidentiality		20

12.	Costs and stamp duties		20

	12.1	Costs	20
	12.2	Stamp duties	20

13.	Guarantee and indemnity		21

	13.1	Guarantee	21
	13.2	Indemnity	21
	13.3	No requirement to take steps against Bidder	21
	13.4	Continuing effect	21

14.	Notices		21

	14.1	How notice to be given	21
	14.2	When notice taken to be received	22

15.	General		22

	15.1	Amendments	22
	15.2	Waiver	22
	15.3	Further acts and documents	23
	15.4	Consents	23
	15.5	Counterparts	23
	15.6	Entire agreement	23
	15.7	No assignment	23

16.	Governing law, jurisdiction and service of process		23

	16.1	Governing law	23
	16.2	Jurisdiction	23
	16.3	Service of process	23

Schedule 1 - Timetable	24

Annexure A - Scheme	1

Annexure B - Deed Poll	1

Annexure C - Bidder Announcement	2

Annexure D - Mayne Pharma Announcement	3

Scheme Implementation Agreement made on 20 September 2006

Parties	Mayne Pharma Limited ACN 097 064 330 of Level 3, 390 St Kilda Road, Melbourne, Victoria 3004
(“Mayne Pharma”)
Hospira Holdings (S.A.) Pty Ltd ACN 121 147 019 of Level 27, AMP Centre, 50 Bridge Street, Sydney, New South Wales 2000
(“Bidder”)
Hospira, Inc. of 275 North Field Drive, Dept 960, Lake Forest, IL 60045, United States
(“Guarantor”)

Background

A.                                                   Bidder proposes to acquire all of the Mayne Pharma Shares for a cash consideration of A$4.10 per Mayne Pharma Share pursuant to a scheme of arrangement under section 411 of the Corporations Act.

B.                                                     Mayne Pharma has agreed to propose the Scheme and issue the Explanatory Memorandum at the request of Bidder and Guarantor and Mayne Pharma and Bidder have agreed to implement the Scheme on the terms and conditions of this document.

C.                                                     Guarantor has agreed to procure the performance by Bidder of its obligations under this document.

Operative provisions

1.                                                    Definitions and interpretations

1.1                                               Definitions

In this document:

“ASIC” means the Australian Securities and Investments Commission.

“ASX” means Australian Stock Exchange Limited ABN 98 008 624 691.

“Bidder Announcement” means a press release in the form of Annexure C.

“Bidder Information” means all information regarding Bidder and its Related Bodies Corporate that is required by the Corporations Act and the Policy Statements to be included in the Explanatory Memorandum including all the information that would be required under section 636(1)(c), (f), (h), (i), (k)(ii), (l) and (m) of the Corporations Act to be included in a bidder’s statement if Bidder were offering the Scheme Consideration as consideration under a takeover bid.

“Bidder Warranties” means the representations and warranties made by Bidder in clause 9.1.

“Break Fee” means an amount equal to 1% of the aggregate value of Mayne Pharma (determined by multiplying the Scheme Consideration by the total number of Mayne Pharma Shares outstanding as at the date of this document).

“Business Day” is any day that is both a Business Day within the meaning given in the Listing Rules and a day that banks are open for business in Chicago, Illinois, USA.

“Commitment Letter” means the commitment letter of Morgan Stanley Senior Funding, Inc. (the “Lender”) addressed to Guarantor dated as of 14 September 2006 pursuant to which the Lender has committed to provide, in connection with the Scheme Consideration, credit facilities of up to US$1,925,000,000 in the aggregate, subject to the terms and conditions contained therein.

“Competing Bidder” means a person who makes or wishes to make a Competing Proposal, which the Mayne Pharma Board reasonably believes will be a Superior Proposal.

“Competing Proposal” means a proposed transaction or arrangement pursuant to which a person other than Bidder or any of its Related Bodies Corporate would, if the proposed transaction or arrangement is entered into or completed substantially in accordance with its terms:

(a)                                                   directly or indirectly acquire, have a right to acquire or otherwise acquire an economic interest in, all or a substantial part of the business of the Mayne Pharma Group;

(b)                                                  acquire a Relevant Interest in 50% or more of Mayne Pharma Shares or otherwise acquire control of Mayne Pharma or the Mayne Pharma Group within the meaning of section 50AA of the Corporations Act; or

(c)                                                   otherwise acquire or merge with Mayne Pharma whether by way of takeover offer, scheme of arrangement, shareholder approved acquisition, capital reduction, share buy back, sale or purchase of assets, joint venture, reverse takeover, dual-listed company structure or other synthetic merger or any other transaction or arrangement.

“Confidentiality Agreement” means the confidentiality agreement between Mayne Pharma and Bidder dated 4 September 2006.

“Corporations Act” means the Corporations Act 2001 (Commonwealth).

“Court” means the Supreme Court of Victoria or such other court of competent jurisdiction as Mayne Pharma and Bidder agree in writing.

“Data Room” means the electronic Data Room established by Mayne Pharma to allow Bidder to undertake due diligence in respect of the Mayne Pharma Group.

“Deed Poll” means a deed poll to be executed by Bidder in favour of Mayne Pharma Shareholders, substantially in the form set out in Annexure B or in such other form as Mayne Pharma and Bidder agree in writing.

“Disclosure Letter” means the letter executed by Mayne Pharma and given to Bidder immediately before execution of this document.

“Effective” means, when used in relation to the Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme.

“Effective Date” means the date on which the Scheme becomes Effective.

“End Date” means 31 January 2007 or such later date agreed by the parties in writing.

“Explanatory Memorandum” means the explanatory memorandum to be prepared by Mayne Pharma in respect of the Scheme in accordance with the terms of this document and to be despatched to Mayne Pharma Shareholders.

“First Court Date” means the first day of hearing of an application made to the Court for an order pursuant to section 411(1) of the Corporations Act convening the Scheme Meeting or, if the hearing of such application is adjourned for any reason, means the first day of the adjourned hearing.

“Foreign Investment Condition” means the condition set out in clause 3.1(a).

“Government Authority” means any government or governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency or entity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America, as amended.

“Implementation Date” means the date which is 3 Business Days after the Record Date or such other date as Mayne Pharma and Bidder agree in writing.

“Independent Expert” means the independent expert to be engaged by Mayne Pharma to express an opinion on whether the Scheme is in the best interests of Mayne Pharma Shareholders.

“Independent Expert’s Report” means the report from the Independent Expert commissioned by the Mayne Pharma Board after announcement of the transactions contemplated by this document.

“Insolvency Event” means in relation to Bidder or Guarantor any event which is equivalent in Bidder’s or Guarantor’s place of incorporation to any of the events referred to in paragraphs (j) to (o) of the definition of Mayne Pharma Prescribed Occurrence.

“Listing Rules” means the official listing rules of ASX.

“Lock-up Period” means the period commencing on the date of this document and ending on the earlier of:

(a)                                                   the date this document is terminated in accordance with its terms; and

(b)                                                  the Implementation Date.

“Mayne Pharma Announcement” means an announcement in the form of Annexure D.

“Mayne Pharma Board” means the board of directors of Mayne Pharma.

“Mayne Pharma Group” means Mayne Pharma and each Subsidiary.

“Mayne Pharma Information” means all information included in the Explanatory Memorandum, other than the Bidder Information.

“Mayne Pharma Material Adverse Change” means any event, occurrence or matter which individually or when aggregated with all such events, occurrences or matters:

(a)                                                   diminishes, or could reasonably be expected to diminish (whether now or in the future) consolidated net assets of the Mayne Pharma Group by an amount of at least 10% of the consolidated net tangible assets of the Mayne Pharma Group as disclosed in its consolidated audited balance sheet as at 30 June 2006; or

(b)                                                  diminishes, or could reasonably be expected to diminish (whether now or in the future) the consolidated net profit after tax of the Mayne Pharma Group in each of the financial years ending 30 June 2007, 30 June 2008 and 30 June 2009 by an amount of at least $7,000,000 (which amount shall be calculated after taking into account any event, occurrence or matter not disclosed prior to the date of this document which has or could reasonably be expected to have a positive effect in each of the three aforementioned financial years); or

(c)                                                   either have the result that the Mayne Pharma Group is unable to carry on its business in substantially the same manner as carried on as at the date of this document or which otherwise materially and adversely affects the prospects of the Mayne Pharma Group, other than an event, occurrence or matter:

(d)                                                  which relates to changes in prices of products sold by the Mayne Pharma Group in response to changes in market conditions consistent with past practice;

(e)                                                   required to be done or procured by the Mayne Pharma Group pursuant to this document or the Scheme; or

(f)                                                     fairly disclosed in the Disclosure Letter.

“Mayne Pharma Option” means an option to acquire a Mayne Pharma Share under the Mayne Pharma Executive Share Option Plan.

“Mayne Pharma Prescribed Occurrence” means the occurrence of any of the following events:

(a)                                                   Mayne Pharma converts all or any of its securities into a larger or smaller number of securities;

(b)                                                  Mayne Pharma or a Subsidiary resolves to reduce its capital in any way;

(c)                                                   Mayne Pharma or a Subsidiary:

(i)                                                     enters into a buyback agreement; or

(ii)                                                  resolves to approve the terms of a buy-back agreement under section 257C(1) or section 257D(1) of the Corporations Act.

(d)                                                  Mayne Pharma or a Subsidiary issues shares, or grants an option over its shares or agrees to make such an issue or grant such an option except where:

(i)                                                     a Mayne Pharma Option is issued under the Mayne Pharma Executive Share Option Plan pursuant to the terms of a service contract or other binding commitment between Mayne Pharma and any of its employees or prospective employees and that service contract or other binding commitment has been fairly disclosed to Bidder in the Data Room or the Disclosure Letter; or

(ii)                                                  a Mayne Pharma Share is issued on the exercise of a Mayne Pharma Option, where that Mayne Pharma Option was issued before the date of this document or in accordance with paragraph (d)(i) above;

(e)                                                   Mayne Pharma or a Subsidiary issues, or agrees to issue, convertible notes or any other security convertible into shares;

(f)                                                     Mayne Pharma agrees to pay, declares or pays a dividend or any other form of distribution of profits or capital (other than the dividend of 1.5 cents per share declared in respect of the financial year ended 30 June 2006 and payable on 5 October 2006 to Mayne Pharma Shareholders of record on 25 September 2006);

(g)                                                  Mayne Pharma or a Subsidiary disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

(h)                                                  without the prior written consent of Bidder (which shall not be unreasonably withheld), Mayne Pharma or a Subsidiary acquires or disposes of or agrees to acquire or dispose of, any asset (excluding trading stock) or business, or agrees to form a business combination, or assumes or agrees to assume any liability (excluding trade creditors), where the aggregate of the amounts involved in any such acquisition, disposal or business combination and liability assumed exceed $20,000,000 or exceed $10,000,000 in the case of an individual acquisition, disposal, business combination or assumption of liability except for the commitments which have been fairly disclosed to Bidder in the Disclosure Letter;

(i)                                                      Mayne Pharma or a Subsidiary charges, or agrees to charge, the whole, or a substantial part, of its business or property;

(j)                                                      Mayne Pharma or a Subsidiary resolves that it be wound up;

(k)                                                   a liquidator or provisional liquidator of Mayne Pharma or a Subsidiary is appointed;

(l)                                                      a court makes an order for the winding up of Mayne Pharma or a Subsidiary;

(m)                                                an administrator of Mayne Pharma, or of a Subsidiary, is appointed under sections 436A, 436B or 436C of the Corporations Act;

(n)                                                  Mayne Pharma or a Subsidiary executes a deed of company arrangement;

(o)                                                  a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of Mayne Pharma or a Subsidiary;

(p)                                                  the level of the Mayne Pharma Group’s consolidated monthly indebtedness increases by more than $20,000,000 as compared with its consolidated average monthly indebtedness over the three months before the date of this document; or

(q)                                                  except as required by law or otherwise permitted under this document or with the prior written consent of Bidder, any member of the Mayne Pharma Group:

(i)                                                     increases the remuneration of, or pays any bonus or issues any securities to, or otherwise varies the employment arrangements with, any of its directors or executives other than the issue of Mayne Pharma Options or Mayne Pharma Shares in the circumstances described in paragraph (d)(i) or (d)(ii) above or as fairly disclosed in the Disclosure Letter;

(ii)                                                  accelerates the rights of any of its directors or executives to benefits of any kind; or

(iii)                                               pays or agrees to pay a director or executive a termination payment (including a “golden parachute”), other than as provided for in an existing employment contract fairly disclosed to Bidder in the Data Room or the Disclosure Letter,

and for the purposes of this subparagraph (q) a reference to an executive is a reference to a person designated as a level 1 or level 2 executive within the Mayne Pharma Group.

“Mayne Pharma Shareholder” means a person who is registered in the Mayne Pharma Share Register as a holder of Mayne Pharma Shares.

“Mayne Pharma Shares” means fully paid ordinary shares in the capital of Mayne Pharma.

“Mayne Pharma Share Register” means the register of members of Mayne Pharma maintained by or on behalf of Mayne Pharma in accordance with section 168(1) of the Corporations Act.

“Mayne Pharma Share Registry” means Link Market Services, Level 4, 333 Collins Street, Melbourne, Victoria.

“Mayne Pharma Warranties” means the representations and warranties made by Mayne Pharma in clause 9.3.

“Option Price” means, in respect of a Mayne Pharma Option, the amount by which the Scheme Consideration exceeds the relevant exercise price under that Mayne Pharma Option.

“ Policy” means the directors and officers insurance policy effected by Mayne Pharma at the date of this document and which presently expires on 18 November 2006.

“Policy Statements” means all policy statements and practice notes published by ASIC and in force at the date of this document.

“Record Date” means 11.00 pm on the date which is 5 Business Days after the Effective Date.

“Regulatory Conditions” means the Conditions set out in clauses 3.1(h), 3.1(i) and 3.1(j).

“Related Body Corporate” has the meaning given in the Corporations Act.

“Relevant Interest” has the meaning given in the Corporations Act.

“Representative” means, in respect of a party, its Related Bodies Corporate and each director, officer, employee, advisor, agent or representative of that party and its Related Bodies Corporate.

“Scheme” means a scheme of arrangement under part 5.1 of the Corporations Act between Mayne Pharma and the Scheme Shareholders substantially in the form set out in Annexure A or in such other form as Mayne Pharma and Bidder agree in writing.

“Scheme Consideration” means the amount of A$4.10 cash in respect of each Scheme Share.

“Scheme Meeting” means the meeting to be convened by the Court in relation to the Scheme pursuant to section 411(1) of the Corporations Act.

“Scheme Shareholder” means each person who holds Scheme Shares.

“Scheme Share” means a Mayne Pharma Share on issue on the Record Date.

“Second Court Date” means the first day of hearing of an application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme or, if the hearing of such application is adjourned for any reason, means the first day of the adjourned hearing.

“Subsidiary” means a Subsidiary of Mayne Pharma within the meaning given to that term in the Corporations Act.

“Superior Proposal” means a Competing Proposal which:

(a)                                                   in the determination of the Mayne Pharma Board acting in good faith is reasonably capable of being completed, taking into account both the nature of the Competing Proposal and the person or persons making it; and

(b)                                                  in the determination of the Mayne Pharma Board acting in good faith and in order to satisfy what the Mayne Pharma Board considers to be its fiduciary or statutory duties would, if completed substantially in accordance with its terms, result in a transaction more favourable to the Scheme Shareholders than the transactions contemplated by this document.

“Timetable” means the indicative timetable in relation to the Scheme set out in Schedule 1, or such other indicative timetable as may be agreed in writing by the parties.

“US Trade Laws” means the US Export Administration Regulations or any of the various sanction programs administered by the US Treasury Department’s Office of Foreign Asset Control.

1.2                                               Interpretation

In this document headings and words in bold are for convenience only and do not affect the interpretation of this document and, unless the contrary intention appears:

(a)                                                   a word importing the singular includes the plural and vice versa, and a word indicating a gender includes every other gender;

(b)                                                  the word “including” or any other form of that word is not a word of limitation;

(c)                                                   if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(d)                                                  a reference to a “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(e)                                                   a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(f)                                                     a reference to a document (including this document) is to that document as varied, novated, ratified or replaced from time to time;

(g)                                                  a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this document, and a reference to this document includes all schedules, exhibits, attachments and annexures to it;

(h)                                                  a reference to a statute includes any regulations or other instruments made under it and a reference to a statute or any regulation or other instrument made under it or a provision of any such statute, regulation or instrument includes consolidations, amendments, re-enactments and replacements;

(i)                                                      a reference to a “liability” incurred by any person includes any liability of that person arising from or in connection with any obligation (including indemnities and all other obligations owed as principal or guarantor) whether liquidated or not, whether present, prospective or contingent and whether owed, incurred or imposed by or to or on account of or for the account of that person alone, severally or jointly or jointly and severally with any other person;

(j)                                                      a reference to a “loss” incurred by any person includes any loss, liability, damage, cost, charge, expense which the person pays, incurs or is liable for and any other diminution of value of any description which the person suffers, including all liabilities on account of taxes or duties, all interest, penalties, fines and other amounts payable to third parties and all legal expenses (on a full indemnity basis without necessity of taxation) and other expenses in connection with investigating or defending any claim, action, demand or proceeding, whether or not resulting in any liability, and all amounts paid in settlement of any such claims;

(k)                                                   a reference to “$” or “dollar” is to Australian currency; and

(l)                                                      this document must not be construed adversely to a party just because that party prepared it or caused it to be prepared.

1.3                                               Best and reasonable endeavours

Any provision of this document which requires a party to use best endeavours or reasonable endeavours to procure that something is performed or occurs does not include any obligation:

(a)                                                   to pay any money or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person; or

(b)                                                  to commence any legal action or proceeding against any person, to procure that that thing is done or happens, except for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Authority, except where that provision expressly specifies otherwise.

1.4                                               Business Day

Except where otherwise expressly provided, where under this document the day on which any act, matter or thing is to be done is a day other than a Business Day, such act matter or thing shall be done on the immediately preceding Business Day.

2.                                                    Obligations in relation to Scheme

2.1                                               Mayne Pharma to propose Scheme

Subject to Bidder complying with its obligations under clause 6.4, Mayne Pharma agrees to propose the Scheme on and subject to the terms and conditions of this document.

2.2                                               Scheme Consideration

Bidder covenants in favour of Mayne Pharma (in Mayne Pharma’s own right and separately as trustee for each of the Scheme Shareholders) that, in consideration for the transfer to Bidder of Scheme Shares held by Scheme Shareholders under the terms of the Scheme, Bidder will provide the Scheme Consideration to Scheme Shareholders in accordance with the terms of the Scheme.

3.                                                    Conditions precedent

3.1                                               Conditions

The obligations of Mayne Pharma under clause 4.1(i) and of Bidder under clause 4.2(h) do not become binding on the parties and the Scheme must not take place until each of the following conditions has been fulfilled or waived in accordance with clause 3.6:

(a)                                                   either:

(i)                                                     the Treasurer of the Commonwealth of Australia (the “Treasurer”) or a delegate of the Treasurer has provided written advice or confirmation which is unconditional or subject only to conditions reasonably acceptable to Bidder that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth) or foreign investment policy of Australia to the proposed acquisition by Bidder of the Mayne Pharma Shares; or

(ii)                                                  the Treasurer has ceased to be empowered to make any order under the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth) in relation to the proposed acquisition by Bidder of the Mayne Pharma Shares;

(b)                                                  Mayne Pharma Shareholders approve the Scheme by the majorities required under section 411(4)(a)(ii) of the Corporations Act;

(c)                                                   no Mayne Pharma Material Adverse Change occurs after the date of this document and before 8.00 am on the Second Court Date;

(d)                                                  no Mayne Pharma Prescribed Occurrence occurs or (in the case of a Mayne Pharma Prescribed Occurrence not disclosed in the Disclosure Letter) becomes known to Bidder after the date of this document and before 8.00 am on the Second Court Date;

(e)                                                   the Mayne Pharma Warranties are true and correct in all material respects on the date of this document and as at 8.00 am on the Second Court Date;

(f)                                                     the Bidder Warranties are true and correct in all material respects on the date of this document and as at 8.00 am on the Second Court Date;

(g)                                                  the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act;

(h)                                                  the waiting period and any extension thereof applicable to the Scheme under the HSR Act shall have been terminated or shall have expired;

(i)                                                      no Government Authority has undertaken a judicial proceeding seeking to enjoin, restrain or otherwise prohibit or impose conditions on the Scheme which remain in effect as at 8.00 am on the Second Court Date;

(j)                                                      no Government Authority has issued an order, decree or ruling prohibiting or imposing conditions on the Scheme which remains in effect as at 8:00 am on the Second Court Date; and

(k)                                                   prior to the Second Court Date Mayne Pharma has confirmed in writing to Bidder that each member of the Mayne Pharma Group has, in relation to each contract to which it is party that, if that contract continued on its current terms after the Effective Date would require Bidder, any Related Body Corporate of Bidder or any of their respective officer or employees to act in a manner inconsistent with the US Trade Laws (each a “Regulated Contract”), either:

(i)                                                     amended the terms of the Regulated Contract conditional on the Scheme becoming Effective and on terms approved by the Bidder (such approval not unreasonably to be withheld) so that Regulated Contract ceases to involve or relate to, directly or indirectly, any destination or entity the target of US Trade Laws; or

(ii)                                                  taken all steps within its power to terminate the Regulated Contract.

3.2                                               General obligations in relation to Conditions

Without prejudice to any other obligations of the parties under this document:

(a)                                                   Mayne Pharma must use all reasonable endeavours to ensure that the Conditions set out in clauses 3.1(c) and 3.1(d) continue to be satisfied at all times until 8.00 am on the Second Court Date, that the Condition set out in clause 3.1(e) is satisfied as at the times set out in that clause and that the Condition set out in clause 3.1(k) is satisfied;

(b)                                                  Bidder must use all reasonable endeavours to ensure that the Condition set out in clause 3.1(f) is satisfied at the times set out in that clause; and

(c)                                                   neither party shall take any action that will or is likely to hinder or prevent the satisfaction of any Condition except to the extent that such action is required to be done or procured pursuant to, or is otherwise permitted by, this document or is required by law.

3.3                                               Obligations in relation to Foreign Investment Condition

Each party must use all reasonable endeavours to ensure that the Foreign Investment Condition is satisfied as soon as practicable after the date of this document and in particular:

(a)                                                   Bidder must as soon as practicable prepare and, subject to clause 3.3(c), lodge, all notices and other documents required to be given for the purposes of procuring the satisfaction of the Foreign Investment Condition;

(b)                                                  Mayne Pharma must promptly provide to Bidder all information reasonably required by Bidder for the purposes of preparing the documents referred to in clause 3.3(a);

(c)                                                   Bidder must provide to Mayne Pharma a draft of each document which it has prepared under this clause 3.3 and a reasonable opportunity to comment on that draft;

(d)                                                  Bidder must provide to Mayne Pharma a copy of each notice given, application made and all other information supplied to a Government Authority or any third party, and each notice or request received from a Government Authority or any third party in connection with procuring the satisfaction of the Foreign Investment Condition; and

(e)                                                   Bidder must notify Mayne Pharma of any meetings to be held with a Government Authority for the purposes of procuring the satisfaction of the Foreign Investment Condition and permit its advisers to be present at such meeting.

3.4                                               Obligations in relation to Regulatory Conditions

Each party must use all reasonable endeavours to ensure that the Regulatory Conditions are satisfied as soon as practicable after the date of this document and in particular:

(a)                                                   Mayne Pharma and Bidder must each, as soon as practicable after the date of this document, file or cause to be filed with the US Federal Trade Commission and the US Department of Justice any notifications required under the HSR Act with respect to the transactions contemplated by the Scheme provided that Mayne Pharma and Bidder must each file the notification under the HSR Act within ten Business Days after the date of this document;

(b)                                                  Mayne Pharma and Bidder must use reasonable endeavours to respond promptly to any request for additional information made by such agencies and to cause the waiting period and any extensions thereof under the HSR Act to terminate or expire at the earliest possible date after the filing date;

(c)                                                   Mayne Pharma and Bidder must each, as soon as practicable after the date of this document file or cause to be filed with each other Government Authority any notifications required with regard to the transactions contemplated by the Scheme; and

(d)                                                  Mayne Pharma, Bidder and Guarantor must each take, and must cause each of their respective subsidiaries to take, any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Government Authority with respect to the Scheme and the transactions contemplated by the Scheme so as to enable the Regulatory Conditions to be satisfied as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent, decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Mayne Pharma, Bidder, Guarantor (and each of their respective subsidiaries) respectively, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which would otherwise have the effect of preventing or delaying the satisfaction of the Regulatory Conditions provided that:

(i)                                                     nothing in this document will require Mayne Pharma, Bidder or Guarantor (or any of their respective subsidiaries) to sell, divest or dispose of any products or other assets before the Scheme becomes Effective or to undertake or commit to do so unless such undertaking or commitment is conditional on the Scheme becoming Effective; and

(ii)                                                  nothing in this document will require Mayne Pharma, Bidder or Guarantor (or any of their respective subsidiaries) to sell, divest, or dispose of any products or other assets that accounted for in excess of A$40,000,000 in aggregate for all such products or assets to be sold, divested or disposed of by Mayne Pharma, Bidder or Guarantor (or their respective subsidiaries) in net sales in the United States for the year ended 30 June 2006 (for Mayne Pharma or its subsidiaries) or 31 December 2005 (for Bidder or Guarantor or their respective subsidiaries).

If products or assets of Bidder, Guarantor or Mayne Pharma (or their respective subsidiaries) are sold pursuant to this provision, then Bidder, Guarantor or Mayne Pharma (as the case may be) will receive the proceeds of such divestiture and there will be no change to the Scheme Consideration.

3.5                                               Notice in relation to satisfaction of Conditions

Each party must in relation to any Condition notify the other party in writing upon becoming aware of:

(a)                                                   the satisfaction of that Condition, in which case the notifying party must also provide reasonable evidence the Condition has been satisfied; and

(b)                                                  any fact or circumstance which results in that Condition becoming incapable of satisfaction or may result in that Condition not being satisfied in accordance with its terms.

3.6                                               Benefit and waiver of Conditions

(a)                                                   The Condition in clause 3.1(f) is for the benefit of Mayne Pharma and may only be waived by Mayne Pharma by notice in writing to Bidder.

(b)                                                  The Conditions in clauses 3.1(c), 3.1(d), 3.1(e), 3.1(i) and 3.1(k) are for the benefit of Bidder and may only be waived by Bidder by notice in writing to Mayne Pharma.

(c)                                                   The Conditions in clauses 3.1(a), 3.1(b), 3.1(g), 3.1(h), and 3.1(j) are for the benefit of both parties and may not be waived.

3.7                                               Failure of Conditions

A party is entitled to terminate this document by notice in writing to the other party if any Condition that is stated in clause 3.6 to be for the benefit of the first party (whether or not the Condition is also stated to be for the benefit of other parties):

(a)                                                   becomes incapable of satisfaction; or

(b)                                                  has not been satisfied or waived in accordance with clause 3.6 before the End Date.

4.                                                    Implementation of Scheme

4.1                                               Mayne Pharma’s obligations

Mayne Pharma must take all steps reasonably necessary to implement the Scheme as soon as is reasonably practicable after the date of this document and so as to complete the transaction substantially in accordance with the Timetable, and in particular Mayne Pharma must:

(a)                                                   prepare the Explanatory Memorandum in accordance with the requirements of the Corporations Act and the Policy Statements, provide a draft to Bidder and provide Bidder with a reasonable opportunity to provide suggested amendments to that draft prior to the provision of a draft to ASIC under clause 4.1(c)(i) and if such suggested amendments relate to the Bidder Information, Mayne Pharma must consider in good faith such suggested amendments unless such suggested amendments would render the Explanatory Memorandum misleading or deceptive;

(b)                                                  promptly appoint the Independent Expert and provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s report for inclusion in the Explanatory Memorandum;

(c)                                                   as soon as reasonably practicable but no later than 14 days before the First Court Date provide an advanced draft of the Explanatory Memorandum:

(i)                                                     to ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act; and

(ii)                                                  to Bidder;

(d)                                                  apply to ASIC for the production of statements in writing pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(e)                                                   provided the confirmation referred to in clause 4.2(c) has been received, lodge all documents with the Court and take all other reasonable steps to ensure that, an application is heard by the Court for an order under section 411(1) of the Corporations Act directing Mayne Pharma to convene the Scheme Meeting;

(f)                                                     request ASIC to register the explanatory statement included in the Explanatory Memorandum in relation to the Scheme in accordance with section 412(6) of the Corporations Act;

(g)                                                  take all reasonable steps necessary to comply with the orders of the Court including, as required, dispatching the Explanatory Memorandum to the Mayne Pharma Shareholders and convening and holding the Scheme Meeting;

(h)                                                  if the resolution submitted to the Scheme Meeting in relation to the Scheme is passed by the majorities required under section 411(4)(a)(ii) of the Corporations Act apply to the Court for orders approving the Scheme;

(i)                                                      if the Scheme is approved by the Court:

(i)                                                     promptly lodge with ASIC an office copy of the orders approving the Scheme in accordance with section 411(10) of the Corporations Act;

(ii)                                                  close the Mayne Pharma Share Register as at the Record Date and determine entitlements to the Scheme Consideration in accordance with the Scheme;

(iii)                                               promptly register all transfers of Scheme Shares to Bidder in accordance with the Scheme; and

(iv)                                              promptly do all other things contemplated by or necessary to give effect to the Scheme and the orders of the Court approving the Scheme; and

(j)                                                      from the First Court Date until the Implementation Date, promptly inform Bidder if it becomes aware that the Explanatory Memorandum contains a statement which is misleading or deceptive in a material respect or contains a material omission.

4.2                                               Bidder’s obligations

Bidder must take all steps reasonably necessary to assist Mayne Pharma to implement the Scheme as soon as is reasonably practicable and so as to complete the transaction substantially in accordance with the Timetable and in particular Bidder must:

(a)                                                   provide to Mayne Pharma the Bidder Information in a form appropriate for inclusion in the Explanatory Memorandum;

(b)                                                  promptly provide all assistance and information reasonably requested by the Independent Expert to enable it to prepare its report for inclusion in the Explanatory Memorandum;

(c)                                                   as soon as reasonably practicable after receipt from Mayne Pharma of a draft of the Explanatory Memorandum in accordance with clause 4.1(a) provide any suggested changes to the Bidder Information in that draft;

(d)                                                  as soon as reasonably practicable after receipt from Mayne Pharma of the draft of the Explanatory Memorandum provided in accordance with clause 4.1(c), either:

(i)                                                     confirm in writing to Mayne Pharma that the Bidder Information in the form and context in which it appears in the Explanatory Memorandum is not misleading or deceptive in any material respect and does not contain any material omission; or

(ii)                                                  provide to Mayne Pharma the changes required to ensure that the Bidder Information in the form and context in which it appears in the Explanatory Memorandum is not misleading or deceptive and does not contain any material omission;

(e)                                                   provide to Mayne Pharma all such further or new information of which Bidder becomes aware after the Explanatory Memorandum has been despatched until the date of the Scheme Meeting that is required to ensure that the Bidder Information in the form and context in which it appears in the Explanatory Memorandum is not misleading or deceptive in any material respect and does not contain any material omission;

(f)                                                     prior to the First Court Date, enter into the Deed Poll and deliver the executed Deed Poll to Mayne Pharma;

(g)                                                  procure that it is represented by counsel at the Court hearings convened for the purposes of section 411(4)(b) of the Corporations Act, at which, through its counsel, Bidder will undertake (if requested by the Court) to do all such things and take all such steps within its power as may be reasonably necessary in order to ensure the fulfilment of its obligations under this document and the Scheme; and

(h)                                                  if the Scheme becomes Effective, provide the Scheme Consideration on the Implementation Date in accordance with the Scheme.

4.3                                               Reconstitution of Mayne Pharma Board

As soon as practicable after implementation of the Scheme Mayne Pharma will use its reasonable endeavours to:

(a)                                                   take all actions necessary to procure that any director of a Subsidiary as designated by Bidder in writing and each director of Mayne Pharma in office on the Implementation Date resigns their office; and

(b)                                                  cause the appointment to the Mayne Pharma Board and to the boards of each Subsidiary of such number of persons as nominated by Bidder, subject to those persons having provided a consent to act as directors of the relevant companies.

4.4                                               Mayne Pharma Options

Mayne Pharma must use all reasonable endeavours to procure by no later than five Business Days prior to the Second Court Date, that:

(a)                                                   each holder of a Mayne Pharma Option enters into a binding agreement, on terms approved by Bidder acting reasonably and conditional on the Scheme becoming Effective, whereby each holder of Mayne Pharma Options agrees to the cancellation of such Mayne Pharma Options in return for the Option Price; and

(b)                                                  each person disclosed in the Disclosure Letter as being contractually entitled to receive a grant of Mayne Pharma Options enters into a binding agreement, on terms approved by Bidder acting reasonably and conditional on the Scheme becoming Effective, whereby each such person agrees to give up such entitlement on terms consistent with those provided to holders of Mayne Pharma Options under clause 4.4(a).

Mayne Pharma agrees that, on request from Bidder, Bidder be reasonably consulted on, and be permitted to attend, any discussion or negotiations with holders of Mayne Pharma Options with a view to facilitating the entry into such binding agreements.

5.                                                    Conduct of business and requests for access

5.1                                               Conduct of business

From the date of this document to the Implementation Date, Mayne Pharma must use all reasonable endeavours to procure that the Mayne Pharma Group conducts its businesses in the ordinary course except in relation to any matter required to be done or procured by Mayne Pharma pursuant to, or which is otherwise permitted by, this document or the Scheme or the undertaking of which Bidder has approved in writing, such approval not to be unreasonably withheld or delayed.

5.2                                               Requests for access

From the date of this document to the Implementation Date, Mayne Pharma will in good faith, on request from Bidder, provide to Bidder reasonable access at reasonable times, to:

(a)                                                   members of the Mayne Pharma Executive Committee and to such other personnel as are reasonably approved by the Executive Committee; and

(b)                                                  records and premises of the Mayne Pharma Group, unless the provision of any such access is prohibited by law.

5.3                                               Aguadilla

As soon as practicable after execution of this document, Mayne Pharma will provide access to the site at Aguadilla to Bidder personnel for a reasonable period to allow Bidder to evaluate its intentions for that site if the Scheme becomes effective provided that access will be restricted to those persons who reasonably require access for this purpose. Mayne Pharma further agrees that it will not dispose of the Aguadilla site without the prior written consent of Bidder, such consent not unreasonably to be withheld.

6.                                                    Recommendation, intentions and announcements

6.1                                               Mayne Pharma Board recommendation

The Mayne Pharma Board must, in the Mayne Pharma ASX Announcement and in the Explanatory Memorandum, unanimously recommend that Mayne Pharma Shareholders vote in favour of the Scheme subject to:

(a)                                                   no Superior Proposal being made;

(b)                                                  the Scheme Consideration being within or above the assessed valuation range of Mayne Pharma Shares set out in the Independent Expert’s Report; and

(c)                                                   the Independent Expert concluding that the Scheme is in the best interests of Mayne Pharma Shareholders.

6.2                                               Mayne Pharma Director intentions

Mayne Pharma must use its best endeavours to procure that each Mayne Pharma Director announces in the Mayne Pharma ASX Announcement and in the Explanatory Memorandum his or her intention to vote in favour of the Scheme any Mayne Pharma Shares in which they have a Relevant Interest and in respect of which they have power to vote and agrees to the cancellation of any Mayne Pharma Options they hold in return for the Option Price, subject to:

(a)                                                   no Superior Proposal being made;

(b)                                                  the Scheme Consideration being within or above the assessed valuation range of Mayne Pharma Shares set out in the Independent Expert’s Report; and

(c)                                                   the Independent Expert concluding that the Scheme is in the best interests of Mayne Pharma Shareholders.

6.3                                               Change of recommendation or intentions

The Mayne Pharma Board may change its recommendation and any Mayne Pharma Director may announce his or her intention to vote any Mayne Pharma Shares in which they have a Relevant Interest against the Scheme or to abstain from voting on the Scheme if:

(a)                                                   a Superior Proposal is made;

(b)                                                  the Scheme Consideration is below the assessed valuation range of Mayne Pharma Shares set out in Independent Expert’s Report; or

(c)                                                   the Independent Expert does not conclude that the Scheme is in the best interests of Mayne Pharma Shareholders.

6.4                                               Announcements

Immediately after the execution of this document, Mayne Pharma must issue the Mayne Pharma Announcement to the ASX and Bidder must issue the Bidder Announcement.

7.                                                    Lock-up arrangements

7.1                                               No shop

During the Lock-up Period, Mayne Pharma must not, and must ensure that its Representatives do not, except with the prior written consent of Bidder solicit or invite any Competing Proposal or initiate discussions with any third party which may reasonably be expected to lead to a Competing Proposal.

7.2                                               No talk and no due diligence

During the Lock-up Period, Mayne Pharma must not, and must ensure that its Representatives do not, except with the prior written consent of Bidder:

(a)                                                   participate in any negotiations in relation to a Competing Proposal or which may reasonably be expected to lead to a Competing Proposal; or

(b)                                                  provide any information to a third party for the purposes of enabling that party to make a Competing Proposal,

unless:

(c)                                                   the Mayne Pharma Board, acting in good faith and in order to satisfy what the Mayne Pharma Board considers to be its fiduciary or statutory duties, determines that, where there is a Competing Proposal, the Competing Proposal is a Superior Proposal or, where there is not yet a Competing Proposal, the steps which the Mayne Pharma Board proposes to take may reasonably be expected to lead to a Competing Proposal which is a Superior Proposal; and

(d)                                                  the third party has entered into a confidentiality agreement with Mayne Pharma on terms which are no less favourable to Mayne Pharma than the Confidentiality Agreement.

7.3                                               No commitments

During the Lock-up Period, Mayne Pharma must not, and must ensure that its Representatives do not, except with the prior written consent of Bidder enter into any deed, arrangement or understanding in relation to a Competing Proposal requiring Mayne Pharma to abandon, or otherwise fail to proceed with, the transactions subject of this document unless the Mayne Pharma Board, acting in good faith and in order to satisfy what the Mayne Pharma Board considers to be its fiduciary or statutory duties, determines that the Competing Proposal is a Superior Proposal.

7.4                                               Competing Proposals

If Mayne Pharma receives a Competing Proposal which is a Superior Proposal, it must not accept that Competing Proposal or recommend that Competing Proposal to its shareholders until the expiry of three days after it has informed Bidder of the full terms of the Competing Proposal and the identity of the Competing Bidder and given Bidder the opportunity to match the Competing Proposal.

7.5                                               Break Fee

Subject to clause 7.6, Mayne Pharma must pay Bidder the Break Fee, without withholding or set off, in the following circumstances:

(a)                                                   if a Competing Proposal is announced and consummated at any time between the date of this document and the first anniversary of the date of this document;

(b)                                                  unless the Scheme Consideration is below the assessed valuation range of Mayne Pharma Shares set out in the Independent Expert’s Report or the Independent Expert concludes that the Scheme is not in the best interests of Mayne Pharma Shareholders if any two directors of Mayne Pharma change their recommendation of the Scheme or recommend, support or endorse a Competing Proposal or if the chairman of Mayne Pharma does any of those things; or

(c)                                                   Mayne Pharma is in material breach of this document (and if the breach is a breach of a clause referred to in clause 10.1(b)(i) the circumstances giving rise to the breach have not been remedied by the end of the period specified in clause 10.1(b)(i)) provided that Mayne Pharma is not obliged to make any payment under this clause 7.5(c) if Mayne Pharma terminates this document under clause 10.2(b)(i), 10.2(b)(ii) or 10.2(b)(iii).

Mayne Pharma must pay the Bidder the Break Fee within five Business Days of receiving a written demand from Bidder for payment of the Break Fee except in the case of a payment under clause 7.5(c) in which case Mayne Pharma must pay the Break Fee within 5 Business Days after the later of:

(d)                                                  Bidder terminating this document as a result of the breach by Mayne Pharma; and

(e)                                                   the Scheme Meeting.

7.6                                               Compliance with law

If a court or the Takeovers Panel determines that any part of the Break Fee:

(a)                                                   constitutes, or would if performed constitute:

(i)                                                     a breach of the fiduciary or statutory duties of the Mayne Pharma Board; or

(ii)                                                  unacceptable circumstances within the meaning of the Corporations Act; or

(b)                                                  would, if paid, be unlawful for any reason,

then Mayne Pharma will not be obliged to pay such part of the Break Fee and, if the Break Fee has already been paid, then Bidder must within 5 Business Days after receiving written demand from Mayne Pharma refund that part of the Break Fee to Mayne Pharma.

8.                                                    Liability of directors and employees

8.1                                               Liability of directors and employees

Each party releases all rights against, and agrees that it will not make any claim against, each past or present director and employee of the other party in relation to information provided to the first party in relation to the transactions contemplated by this document to the extent that such director or employee has acted without negligence, in good faith and has not engaged in wilful misconduct.

8.2                                               Directors’ and officers’ insurance

Bidder acknowledges that Mayne Pharma will:

(a)                                                   by no later than 18 November 2006 arrange for the cover provided under the Policy to be extended for a further period of 12 months to expire on 18 November 2007; and

(b)                                                  by no later than the Implementation Date arrange for the cover provided under the Policy to be amended so as to provide run off cover, retroactive to 18 November 2005, for a 7 year period from the end of the term of the Policy, as extended pursuant to clause 8.2(a) above, that is until 18 November 2014, and will also by the Implementation Date pay all premiums required so as to ensure that insurance cover is provided under the Policy on those terms until that date. The extension of cover will be on terms that such extension cannot be amended to the detriment of the insureds or cancelled by any insured or the insurer under the Policy.

8.3                                               Obligations in relation to directors’ and officers’ insurance

From the Implementation Date, Mayne Pharma must not:

(a)                                                   vary or cancel; or

(b)                                                  unless required under the Policy, commit any act or omission that may prejudice any claim by a director or officer of Mayne Pharma under the Policy as extended pursuant to clause 8.2(b) above.

Nothing in clause 8.2 or clause 8.3 shall require Bidder or Mayne Pharma to incur any additional premium after the Implementation Date or require Mayne Pharma to not fulfil its contractual obligations under the Policy.

9.                                                    Representations, warranties and indemnities

9.1                                               Bidder representations and warranties

Each of Bidder and Guarantor represents and warrants to Mayne Pharma (on its own behalf and separately as trustee for each Representative of Mayne Pharma):

(a)                                                   as at the date of this document and as at the Second Court Date that:

(i)                                                     it is a validly existing corporation registered under the laws of its place of incorporation;

(ii)                                                  Guarantor has entered into the Commitment Letter;

(iii)                                               the execution and delivery of this document by Bidder and of this document and the Commitment Letter by Guarantor have been properly authorised by all necessary corporate action and Bidder and Guarantor respectively have full corporate power and lawful authority to execute and deliver this document and the Commitment Letter and to perform or cause to be performed their obligations under this document and the Commitment Letter;

(iv)                                              this document and the Commitment Letter constitute legal, valid and binding obligations on it and Guarantor respectively and this document and the Commitment Letter do not result in a breach of or default under the constitution or equivalent constituent documents of Bidder or any of its Related Bodies Corporate; and

(v)                                                 it is aware that Mayne Pharma and its Representatives will rely on the Bidder Information for the purposes of preparing the Explanatory Memorandum and proposing the Scheme in accordance with the requirements of the Corporations Act;

(b)                                                  as at the First Court Date that the Bidder Information in the form and context approved or amended by Bidder under clause 4.2(d) is not misleading or deceptive in any material respect and does not contain any material omission; and

(c)                                                   on each date from the First Court Date until the Implementation Date, that Bidder has complied with its obligations under clause 4.2(e).

9.2                                               Bidder indemnity

Bidder indemnifies Mayne Pharma against any loss suffered or incurred by reason of any breach of any of the representations and warranties of Bidder in clause 9.1.

9.3                                               Mayne Pharma representations and warranties

Mayne Pharma represents and warrants to Bidder (on its own behalf and separately as trustee for each Representative of Bidder):

(a)                                                   as at the date of this document and as at the Second Court Date that:

(i)                                                     Mayne Pharma is a validly existing corporation registered under the laws of its place of incorporation;

(ii)                                                  the execution and delivery of this document by Mayne Pharma has been properly authorised by all necessary corporate action and Mayne Pharma has full corporate power and lawful authority to execute and deliver this document and to perform or cause to be performed its obligations under this document;

(iii)                                               this document constitutes legal, valid and binding obligations on Mayne Pharma and this document does not result in a breach of or default under the constitution of Mayne Pharma or any Subsidiary;

(iv)                                              Mayne Pharma is not and has not been in breach of its continuous disclosure obligations under the Listing Rules; and

(v)                                                 since the date of the last consolidated audited accounts of the Mayne Pharma Group and prior to the date of this document, there has not been any Mayne Pharma Material Adverse Change;

(b)                                                  as at the date of this document there are:

(i)                                                     640,655,416 Mayne Pharma Shares on issue;

(ii)                                                  11,170,000 Mayne Pharma Options on issue as described in the Disclosure Letter; and

(iii)                                               legal obligations upon Mayne Pharma to issue 455,000 Mayne Pharma Options as described in the Disclosure Letter,

and except as set out in clause 9.3(b) Mayne Pharma has not issued (and is not required to issue) any other securities or instruments which are still outstanding (or may become outstanding) and which may convert into Mayne Pharma securities;

(c)                                                   the Mayne Pharma Information in the Explanatory Memorandum does not contain a statement which is misleading or deceptive in any material respect and does not contain any material omission (other than a statement or omission which has been rectified by Mayne Pharma to the court’s satisfaction by the Second Court Date); and

(d)                                                  on each date from the First Court Date until the Implementation Date, Mayne Pharma has complied with its obligations under clause 4.1(j).

9.4                                               Mayne Pharma indemnity

Mayne Pharma indemnifies Bidder against any loss suffered or incurred by reason of any breach of any of the representations and warranties of Mayne Pharma in clause 9.3.

9.5                                               Notifications

Each party will promptly advise the other in writing if it becomes aware of any fact, matter or circumstance which constitutes or may constitute a breach of any of the representations or warranties given by it under this clause 9.

9.6                                               Status of representations and warranties

Each representation and warranty in this clause 9:

(a)                                                   is severable;

(b)                                                  will survive the termination of this document; and

(c)                                                   is given with the intent that liability thereunder will not be confined to breaches which are discovered prior to the date of termination of this document.

9.7                                               Status and enforcement of indemnities

Each indemnity in this document:

(a)                                                   is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this document;

(b)                                                  is given to the party to which it is expressed to be given, and as trustee for each Representative of that party, and a reference to a loss in an indemnity given to a party includes a loss suffered or incurred by a Representative of that party.

It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this document.

10.                                            Termination

10.1                                        Termination by Bidder

Bidder may terminate this document at any time before 8.00 am on the Second Court Date:

(a)                                                   in accordance with clause 3.7; or

(b)                                                  by notice in writing to Mayne Pharma if:

(i)                                                     Mayne Pharma is in material breach of any of clause 3, clause 4.1 or clause 5 of this document before that time, provided that Bidder is only entitled to terminate if it has given notice to Mayne Pharma setting out the relevant circumstances and stating an intention to terminate and the relevant circumstances have continued to exist 5 Business Days (or any shorter period ending at 5.00 pm on the day before the Second Court Date) from the time such notice is received by Mayne Pharma;

(ii)                                                  Mayne Pharma is in breach of clause 6.1, clause 6.2 or clause 7 of this document;

(iii)                                               there is a breach of any of the Mayne Pharma Warranties; or

(iv)                                              the Mayne Pharma Board changes its recommendation in relation to the Scheme, for any reason, whether or not permitted to do so under this document.

10.2                                        Termination by Mayne Pharma

Mayne Pharma may terminate this document at any time before 8.00 am on the Second Court Date by notice in writing to Bidder:

(a)                                                   in accordance with clause 3.7; or

(b)                                                  by notice in writing to Bidder if:

(i)                                                     Bidder or Bidder Guarantor is in material breach of either clause 3 or clause 4.2 of this document before that time, provided that Mayne Pharma is only entitled to terminate if it has given notice to Bidder setting out the relevant circumstances and stating an intention to terminate and the relevant circumstances have continued to exist 5 Business Days (or any shorter period ending at 5.00 pm on the day before the Second Court Date) from the time such notice is received by Bidder;

(ii)                                                  an Insolvency Event occurs in relation to Bidder or Bidder Guarantor;

(iii)                                               there is a breach of any of the Bidder Warranties; or

(iv)                                              the Mayne Pharma Board recommends to Mayne Pharma Shareholders any Superior Proposal.

10.3                                        Effect of termination

In the event of termination of this document by either Mayne Pharma or Bidder pursuant to this clause 10, this document will become void and have no effect, other than:

(a)                                                   clauses 1, 7.5, 11, 12, 13, 14, 15 and 16 which shall survive termination; and

(b)                                                  in respect of any liability for an antecedent breach of this document.

11.                                            Confidentiality

No party may disclose the existence or contents of this document except:

(a)                                                   in the Bidder Announcement or the Mayne Pharma Announcement;

(b)                                                  in the Explanatory Memorandum;

(c)                                                   to that party’s professional advisers; or

(d)                                                  to the extent required by law or the rules of any stock exchange (provided the disclosing party consults with the other party as to the form and content of any disclosure required and uses its best endeavours to minimise the extent of such disclosure).

12.                                            Costs and stamp duties

12.1                                        Costs

Except as otherwise provided in this document, each party must pay its own costs and expenses in connection with negotiating, preparing, executing and performing this document.

12.2                                        Stamp duties

Bidder:

(a)                                                   must pay all stamp duties and any related fines and penalties in respect of this document, the performance of this document and each transaction effected by or made under this document;

(b)                                                  indemnifies Mayne Pharma against any liability arising from failure to comply with clause 12.2(a); and

(c)                                                   is authorised to apply for and retain the proceeds of any refund due in respect of stamp duty paid under this clause 12.2.

13.                                            Guarantee and indemnity

13.1                                        Guarantee

Guarantor unconditionally and irrevocably guarantees to Mayne Pharma (in Mayne Pharma’s own right and separately as trustee for each of the Scheme Shareholders):

(a)                                                   the payment by Bidder of all present and future monetary liabilities of Bidder under or in connection with this document; and

(b)                                                  the performance by Bidder of each other obligation of the Bidder under this document;

and if Bidder fails to pay such monies or fails to perform such obligation on the due date for payment or performance Guarantor must immediately on demand by Mayne Pharma pay such monies in the manner contemplated by this document or procure the performance by Bidder of such obligation, as the case may be.

13.2                                        Indemnity

As a separate, independent and additional liability, Guarantor indemnifies Mayne Pharma (in Mayne Pharma’s own right and separately as trustee for each of the Scheme Shareholders) against all loss arising from, or which Mayne Pharma or the Scheme Shareholders, as the case may be, otherwise suffers or incurs or may suffer or incur in connection with, any failure of Bidder to pay any monetary liability of the Bidder under or in connection with this document or to perform any other obligation of Bidder under this document on the due date. The provisions of clause 9.7 apply to the indemnity contained in this clause 13.2.

13.3                                        No requirement to take steps against Bidder

Mayne Pharma may make a demand under the guarantee in clause 13.1 or the indemnity in clause 13.2 without first taking any steps against Bidder.

13.4                                        Continuing effect

Each guarantee contained in this clause 13 is a continuing guarantee of Guarantor, is not wholly or partially discharged at any time by the payment of any monies or the performance of any obligations guaranteed under it and remains in full force and effect until all monetary liabilities and other obligations guaranteed under it have been fully paid and performed.

14.                                            Notices

14.1                                        How notice to be given

Each communication (including each notice, consent, approval, request and demand) under or in connection with this document:

(a)                                                   must be in writing;

(b)                                                  must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

(i)                                                     if to Mayne Pharma Limited:

Address:                                                                               Level 21, 390 St Kilda Road, Melbourne VIC 3004, Australia / 55 New Oxford Street, London WC1A 1BS

Fax number:                                                                +61 3 9868 0757/+44 20 7420 8401

For the attention of:                      General Counsel/Company Secretary

(ii)                                                  if to Bidder or Guarantor:    Hospira, Inc.

Address:                                                                               275 North Field Drive, Dept 960, Lake Forest, IL 60045 United States

Fax number:                                                                +1 224 212 3202

For the attention of:                      Mr Chris Kolber, Corporate Vice President, Global Business Development

with a copy to:

Address:                                                                               Baker & McKenzie, Level 27 AMP Centre, 50 Bridge Street, Sydney, NSW 2000 Australia

Fax:                                                                                                           +612 9225 1595

For the attention of:                      Steven Glanz/Ben McLaughlin

(c)                                                   must be signed by the party making it or (on that party’s behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party; and

(d)                                                  must be delivered by hand or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 14.1(b).

14.2                                        When notice taken to be received

Each communication (including each notice, consent, approval, request and demand) under or in connection with this document is taken to be received by the addressee:

(a)                                                   (in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(b)                                                  (in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail;

(c)                                                   (in the case of fax) at the time in the place to which it is sent equivalent to the time shown on the transmission confirmation report produced by the fax machine from which it was sent; and

(d)                                                  (in the case of delivery by hand) on delivery,

but if the communication is taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

15.                                            General

15.1                                        Amendments

This document may only be varied by a document signed by or on behalf of each party.

15.2                                        Waiver

(a)                                                   Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this document by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this document.

(b)                                                  A waiver or consent given by a party under this document is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)                                                   No waiver of a breach of a term of this document operates as a waiver of another breach of that term or of a breach of any other term of this document.

15.3                                        Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this document.

15.4                                        Consents

A consent required under this document from a party may not be unreasonably withheld, unless this document expressly provides otherwise.

15.5                                        Counterparts

This document may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this document, and all together constitute one agreement.

15.6                                        Entire agreement

This document and the Confidentiality Agreement embody the entire understanding of Mayne Pharma and Bidder and constitute the entire terms agreed by Mayne Pharma and Bidder in relation to the subject matter of this document and together supersede any prior written or other agreement between Mayne Pharma and Bidder in relation to that subject matter.

15.7                                        No assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this document without the prior consent of each other party.

16.                                            Governing law, jurisdiction and service of process

16.1                                        Governing law

This document is governed by and must be construed according to the law applying in the state of Victoria, Australia.

16.2                                        Jurisdiction

Each party irrevocably:

(a)                                                   submits to the non-exclusive jurisdiction of the courts of the state of Victoria, Australia, and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this document; and

(b)                                                  waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 16.2(a).

16.3                                        Service of process

Bidder irrevocably appoints Baker & McKenzie of Level 27, 50 Bridge Street, Sydney NSW 2000, Australia (attention Steven Glanz/Ben McLaughlin) as its agent in Australia for service of process.

Schedule 1 - Timetable

Event	Date
Mayne Pharma lodges draft Explanatory Memorandum with ASIC	Friday 6 October 2006

First Court Date	Friday 20 October 2006

Despatch of Explanatory Memorandum completed	Tuesday 31 October 2006

Scheme Meeting	Friday 1 December 2006

Second Court Date	Friday 8 December 2006 or as soon as possible after all of the Regulatory Conditions have been satisfied, if later.

Effective Date	On or within 1 Business Day after the Second Court Date.

Record Date	5 Business Days after the Effective Date.

Implementation Date	3 Business Days after the Record Date.

End Date	Friday 31 January 2007

Signed as an agreement.

Executed by Mayne Pharma Limited, ACN 097 064 330 in the presence of:
/s/ Paul Andrew Binfield	/s/ Peter John Willcox
(Signature of Secretary/other Director)	(Signature of Director or Sole Director and Secretary)

Paul Andrew Binfield	Peter John Willcox
(Name of Secretary/other Director in full)	(Name of Director or Sole Director and Secretary in full)

Signed sealed and delivered for and on behalf of Hospira Holdings (S.A.) Pty Ltd, ACN 121 147 019 by its Attorney under a Power of Attorney dated 20 September 2006, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:

/s/ Terrence C. Kearney
Signature of Attorney
/s/ Brian J. Smith	Terrence C. Kearney
Signature of Witness	Name of Attorney in full

Brian J. Smith
Name of Witness in full

Executed by Hospira, Inc. in the presence of:
/s/ Brian J. Smith	/s/ Christopher B. Begley
Signature of witness	Signature of authorised officer

Brian J. Smith	Christopher B. Begley
Name of witness	Name of authorised officer in full